Filed Pursuant to Rule 433

Registration No. 333-178708

December 11, 2013

Cameron International Corporation
Final Term Sheet

$750,000,000

$250,000,000 1.150% Senior Notes due 2016
$250,000,000 4.000% Senior Notes due 2023
$250,000,000 5.125% Senior Notes due 2043

$250,000,000 1.150% Senior Notes due 2016

Issuer	Cameron International Corporation

Security	1.150% Senior Notes due 2016 (“2016 Notes”)

Ratings (Moody’s/S&P)*	Baa1/BBB+ (Positive/Stable)

Amount	$250,000,000

Type	SEC Registered

Settlement Date (T+3)	December 16, 2013

Maturity Date	December 15, 2016

Coupon	1.150%

Coupon Payment Dates	Semi-annual payments on June 15 and December 15 of each year, beginning June 15, 2014

Optional Redemption	Make-whole call at T+ 10 bps

Benchmark	UST 0.625% due November 15, 2016

Benchmark Yield	0.606%

Reoffer Spread	+ 55 bps

Reoffer Yield	1.156%

Price to Public	99.982%

Joint Bookrunners	J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC Citigroup Global Markets Inc. Morgan Stanley & Co. LLC RBS Securities Inc.

Co-managers	Standard Chartered Bank BBVA Securities Inc. Mitsubishi UFJ Securities (USA), Inc. DNB Markets, Inc. UniCredit Capital Markets LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

CUSIP/ISIN	13342B AK1 / US13342BAK17

$250,000,000 4.000% Senior Notes due 2023

Issuer	Cameron International Corporation

Security	4.000% Senior Notes due 2023 (“2023 Notes”)

Ratings (Moody’s/S&P)*	Baa1/BBB+ (Positive/Stable)

Amount	$250,000,000

Type	SEC Registered

Settlement Date (T+3)	December 16, 2013

Maturity Date	December 15, 2023

Coupon	4.000%

Coupon Payment Dates	Semi-annual payments on June 15 and December 15 of each year, beginning June 15, 2014

Optional Redemption

Make-whole call at T + 20 bps

However, if the 2023 Notes are redeemed on or after September 15, 2023 (three months prior to their maturity date), the redemption price would equal to 100% of the principal amount of the 2023 Notes redeemed.

Benchmark	UST 2.750% due November 15, 2023

Benchmark Yield	2.844%

Reoffer Spread	+ 120 bps

Reoffer Yield	4.044%

Price to Public	99.641%

Joint Bookrunners	J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC Citigroup Global Markets Inc. Morgan Stanley & Co. LLC RBS Securities Inc.

Co-managers	Standard Chartered Bank BBVA Securities Inc. Mitsubishi UFJ Securities (USA), Inc. DNB Markets, Inc. UniCredit Capital Markets LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

CUSIP/ISIN	13342B AL9 / US13342BAL99

$250,000,000 5.125% Senior Notes due 2043

Issuer	Cameron International Corporation

Security	5.125% Senior Notes due 2043 (“2043 Notes”)

Ratings (Moody’s/S&P)*	Baa1/BBB+ (Positive/Stable)

Amount	$250,000,000

Type	SEC Registered

Settlement Date (T+3)	December 16, 2013

Maturity Date	December 15, 2043

Coupon	5.125%

Coupon Payment Dates	Semi-annual payments on June 15 and December 15 of each year, beginning June 15, 2014

Optional Redemption

Make-whole call at T + 25 bps

However, if the 2043 Notes are redeemed on or after June 15, 2043 (six months prior to their maturity date), the redemption price would equal to 100% of the principal amount of the 2023 Notes redeemed.

Benchmark	UST 3.625% due August 15, 2043

Benchmark Yield	3.885%

Reoffer Spread	+ 130 bps

Reoffer Yield	5.185%

Price to Public	99.092%

Joint Bookrunners	J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC Citigroup Global Markets Inc. Morgan Stanley & Co. LLC RBS Securities Inc.

Co-managers	Standard Chartered Bank BBVA Securities Inc. Mitsubishi UFJ Securities (USA), Inc. DNB Markets, Inc. UniCredit Capital Markets LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

CUSIP/ISIN	13342B AM7 / US13342BAM72

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.